EXHIBIT 99

For additional information, contact:
T. Heath Fountain
Executive Vice President and
   Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. INCREASES
QUARTERLY CASH DIVIDEND 33% TO $0.04 PER SHARE

COMPANY ALSO SETS 2012 ANNUAL MEETING DATE

Albany, Ga. (February 22, 2012) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that its Board of Directors has voted to increase the Company's quarterly cash dividend to $0.04 per share, representing an increase of 33% from the previous rate.  The dividend will be paid on March 23, 2012, to stockholders of record as of March 9, 2012.

Separately, the Company also announced that it will hold its 2012 Annual Meeting of Stockholders at 10:00 a.m. on May 23, 2012, at the Merry Acres Event Center, 1500 Dawson Road, Albany, Georgia.  The record date for the meeting will be March 26, 2012.

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 22 full-service branch locations, 11 mortgage offices, and 3 investment offices.  As of December 31, 2011, the Company reported total assets of approximately $1.1 billion and total stockholders' equity of approximately $124 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

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